Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements on Form S-3 Nos. 333-274010 and 333-258510 and related prospectuses of CytomX Therapeutics, Inc., and
(2)
Registration Statements (Form S-8 Nos. 333-207694, 333-209992, 333-215795, 333-223491, 333-229916, 333-236711, 333-253452, 333-255832, 333-263321, and 333-270869) pertaining to the 2015 Equity Incentive Plan, the Employee Stock Purchase Plan and the 2019 Employment Inducement Incentive Plan, of CytomX Therapeutics, Inc.;

of our report dated March 11, 2024, with respect to the financial statements of CytomX Therapeutics, Inc., included in this Annual Report (Form 10-K) of CytomX Therapeutics Inc., for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Jose, California

March 11, 2024